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                                                                    EXHIBIT 99.1

CODA ENERGY, INC NEWS RELEASE


    CODA ANNOUNCES SATISFACTION OF CONDITIONS TO MERGER AGREEMENT AMENDMENT

     Dallas, Texas, January 11, 1996 . . . Coda Energy, Inc. (NASDAQ-NMS: CODA) announced today that the conditions to the effectiveness of the December 22, 1995 amendment to the Company's Agreement and Plan of Merger with Joint Energy Development Investments Limited Partnership and Coda Acquisition, Inc. have been satisfied. The amendment (which removed a condition to the merger requiring the sale of Coda's natural gas gathering and processing subsidiary, Taurus Energy Corp., and reduced the per share merger consideration from $8.00 to $7.75) was subject to (i) negotiation and execution of amendments to other agreements relating to the merger agreement and (ii) confirmation from the independent financial advisor to the Special Committee of the Company's Board of Directors that the revised merger consideration is fair to the Company's stockholders from a financial point of view.

     Coda's Board of Directors has also approved a second amendment to the merger agreement that makes certain necessary changes following those made by the earlier amendment. The Company currently expects to hold a special meeting of its stockholders for the purpose of voting on the transaction as soon as practicable after receipt of clearance from the Securities and Exchange Commission.

     Coda Energy, Inc. is an independent energy company primarily engaged in oil and gas acquisition, exploitation, development and production, including natural gas gathering, processing and extraction. Company headquarters are located in Dallas, Texas with principal operations in Texas, Oklahoma and Kansas. The Company's stock is traded on the NASDAQ National Market System under the symbol CODA. Additional information about Coda Energy, Inc. may be obtained from the Company's Shareholder Relations contact, Karen Furry, at Coda's headquarters, 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.